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                                                                    EXHIBIT 99.1



                                            Contact: Michael Dale, President/CEO
                                            Jack Judd, Chief Financial Officer
                                            763/553-7736

                                            EVC Group, Inc.
                                            Doug Sherk, Jennifer Beugelmans
                                            415/896-6820


FOR IMMEDIATE RELEASE

       ATS MEDICAL REPORTS FINAL FOURTH QUARTER AND FULL YEAR 2004 RESULTS
                   Full Year Revenue Grows 52% to $28 Million
            US Open Pivot(R) Open Heart Center Accounts Now Total 330
                 Total Open Pivot Valve Implants Surpass 100,000
                       Company Provides Guidance for 2005

MINNEAPOLIS, Feb. 17, 2005 -- ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of a variety of cardiac surgery product and services, including the ATS Open Pivot(R) mechanical heart valve, today reported that sales for the fourth quarter of 2004 increased 28% to $7.2 million, compared with sales of $5.6 million for the fourth quarter of 2003. The net loss for the fourth quarter of 2004 was $5.4 million compared with a net loss of $8.3 million in the fourth quarter of 2003. Included in the net loss amounts in the fourth quarters of 2004 and 2003 are $0.8 million and $4.4 million, respectively, relating to a lower of cost or market inventory adjustment.

For the full year ended December 31, 2004 sales increased 52% to $28 million compared with sales of $18.5 million reported during for the full year ended December 31, 2003. Net loss for 2004 was $16.6 million which compared with a net loss of $13.3 million reported for 2003. The net loss for 2004 was adversely impacted by approximately $0.8 million in factory production ramp-up costs recognized as cost of goods sold. Net loss for 2003 was positively impacted by a $2.6 million gain on extinguishment of debt.

Michael D. Dale, President and CEO of ATS Medical, commented, "We are pleased with the progress and success we have achieved toward reaching our long-term goals. At the beginning of 2004 we outlined a strategy to grow our U.S. market presence, continue to build mindshare for our superior mechanical valve and build our portfolio of products for the cardiac surgeon. During the fourth quarter we have successfully grown U.S. sales 39% compared with last year and nearly doubled our domestic market share to 10% while growing our international market share to 14%. In addition, we have also significantly grown our presence in U.S. open heart centers to 330, compared with 183 at the end of 2003. We believe that this success coupled with the fact that more than 100,000 Open Pivot heart valves have been implanted into patients underscores the superiority of our technology as well as our opportunity to grow our position as a leader in the mechanical heart valve market.

"In addition, in 2004 we began to execute on our plan to leverage our cardiac surgery business platform," continued Mr. Dale. "Our agreement with CryoCath, which provides us access to their surgical cryotherapy products for the ablation of cardiac arrhythmias, will equip our sales force with an additional

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product to bring to the cardiac surgeon. This agreement officially started on
January 1, 2005 and we would expect it to begin to contribute to revenue materially beginning in the second quarter. We also remain very excited about the potential of our PARSUS(TM) technology and expect it to develop into another important product in our portfolio. Looking ahead, we will continue to explore other strategic new business development opportunities, and anticipate reporting additional news on such efforts in the coming year.

 "Finally, we have also executed on our strategy to begin producing our own pyrolytic carbon components. We remain on target with our original estimates regarding cost per component and our capacity and are now past the ramp-up phase and into production. As we have outlined previously, our ability to lower our manufacturing costs through our own production will be a driving force behind our ability to achieve profitability in 2006," continued Mr. Dale.

"Looking ahead to 2005, we expect total sales for the year to grow between 20% and 25% compared with 2004, to a range of $33 million to $35 million. We also continue to expect that we will consume our remaining high cost pyrolytic carbon inventory early in 2006 and reach our breakeven point in the first half of 2006," concluded Mr. Dale.

CONFERENCE CALL TODAY

ATS management will host a conference call and webcast today, February 17, 2005 at 4:30 p.m. ET to discuss its fourth quarter and full year 2004 financial results, outlook for 2005 and current corporate developments. The dial in number for the conference call is 800-366-3908 for domestic participants and 303-262-2194 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight ET on Thursday, February 24, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11023394#. A live webcast of the call can be accessed at http://www.atsmedical.com by clicking on the Investors icon. The webcast will also be archived on the company's website.

ABOUT ATS MEDICAL

ATS Medical manufactures and markets products and services focused on cardiac surgery. It is headquartered in Minneapolis and is global in scope with sales in more than 45 countries. The ATS Open Pivot heart valve has been implanted in over 100,000 patients and utilizes a unique pivot design resulting in improved performance and a lower risk profile. The ATS Medical web site is www.atsmedical.com.

SAFE HARBOR

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2003.

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